Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES

PROPOSED NEW CREDIT FACILITY

Boston, Massachusetts – May 23, 2007 – American Tower Corporation (NYSE: AMT) announced today that it is seeking to refinance the existing senior secured credit facilities at the American Tower operating company (“AMT OpCo”) level with a new senior unsecured credit facility of American Tower Corporation. The proposed new credit facility is expected to consist of a $1.25 billion revolving credit facility.

The Company is in the process of requesting commitments from a group of lenders for the new credit facility, and is seeking to have the new credit facility in place before the end of the second quarter of 2007. The new credit facility would be subject to satisfactory lender commitments, negotiation, execution and delivery of definitive loan documentation and various other conditions.

The Company expects to use borrowings under the new credit facility in part to repay all amounts outstanding under the existing AMT OpCo credit facilities, under which approximately $1.0 billion in principal amount is currently outstanding. The balance of the new credit facility would be available for general corporate purposes, including purchases of shares of the Company’s Class A common stock.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations for the (i) terms and amount of the proposed credit facility, (ii) use of proceeds from the proposed credit facility and (iii) timing and completion of the proposed credit facility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the American Tower Corporation Form 10-Q for the quarter ended March 31, 2007 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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